AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of August 9, 2016, by and among Acucela Inc., a Washington corporation (“Acucela US”), Acucela Japan KK, a wholly-owned subsidiary of Acucela US organized under the laws of Japan and to be renamed Kubota Pharmaceutical Holdings Co., Ltd. (“Kubota Holdings”) upon completion of the Merger (as defined in Recital 1), and Acucela North America Inc., a Washington corporation and wholly-owned subsidiary of Kubota Holdings to be renamed Acucela Inc. (“US Merger Co”).
RECITALS:
1.     The Boards of Directors of each of Acucela US, Kubota Holdings and US Merger Co have unanimously determined that it is advisable and in the best interests of their respective shareholders to reorganize so that Kubota Holdings will become the parent company of Acucela US as a result of the merger of Acucela US with and into US Merger Co, with US Merger Co surviving as a wholly owned subsidiary of Kubota Holdings to be renamed Acucela Inc. (the “Merger”).
2.     Prior to the Merger, Kubota Holdings shall authorize a forward split of its authorized and outstanding shares of common stock held by Acucela US, such that the total number of outstanding shares of Kubota Holdings common stock (each an “Kubota Holdings Common Share”) is equal to the number of outstanding shares of Acucela US common stock (“Acucela US Common Stock”) as of immediately prior to the Effective Time (as defined in Section 1.2) (the “Forward Split”).
3.     The Boards of Directors of each of Acucela US, Kubota Holdings and US Merger Co have unanimously approved the Merger, this Agreement and, to the extent applicable, the other transactions described herein upon the terms and subject to the conditions set forth in this Agreement, and whereby each issued share of Acucela US Common Stock shall be cancelled and converted into the right to receive one Kubota Holdings Common Share.
4.    The parties to this Agreement intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall be, and hereby is, adopted as a “plan of reorganization” for purposes of Section 368(a) of the Code.
5.     The Merger requires, among other things, the adoption of this Agreement by the affirmative vote of a majority of the outstanding shares of Acucela US Common Stock entitled to vote on the matter.
NOW THEREFORE, in consideration of the foregoing and of the covenants and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

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ARTICLE I
THE MERGER
SECTION 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the Washington Business Corporation Act (the “WBCA”), at the Effective Time (as defined in Section 1.2), Acucela US shall be merged with and into US Merger Co, the separate corporate existence of Acucela US shall thereupon cease and US Merger Co shall continue as the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”). The Merger shall have the effects set forth in the WBCA.
SECTION 1.2 Filing Articles of Merger; Effective Time. As soon as practicable following the satisfaction or, to the extent permitted by applicable law, waiver of the conditions set forth in Article IV, if this Agreement shall not have been terminated prior thereto as provided in Section 5.1, US Merger Co and Acucela US shall cause articles of merger (the “Articles of Merger”) meeting the requirements of Section 23B.11.090 of the WBCA to be properly executed and filed in accordance with such section and otherwise make all other filings or recordings as required by the WBCA in connection with the Merger. The Merger shall become effective at such time that US Merger Co shall have designated in the Articles of Merger as the effective time of the Merger (the “Effective Time”).

ARTICLE II
CHARTER DOCUMENTS,
DIRECTORS AND OFFICERS
SECTION 2.1 Articles of Incorporation of Surviving Corporation. The Articles of Incorporation of the Surviving Corporation shall be the Articles of Incorporation of US Merger Co in effect immediately prior to the Effective Time; provided, however, that at the Effective Time, Article I of the Articles of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is Acucela Inc.” Such Articles of Incorporation shall thereafter continue to be the Articles of Incorporation of the Surviving Corporation until amended as provided therein and under the WBCA.
SECTION 2.2 Bylaws of Surviving Corporation. From and after the Effective Time, the Bylaws of US Merger Co in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with applicable law.
SECTION 2.3 Directors of Surviving Corporation. From and after the Effective Time, the directors of US Merger Co immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each such director to serve in such capacity until his or her earlier death, resignation or removal or until his or her successor is duly elected or appointed.
SECTION 2.4 Officers of Surviving Corporation. From and after the Effective Time, the officers of US Merger Co immediately prior to the Effective Time shall be the officers of the

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Surviving Corporation, each such officer to serve in such capacity until his or her earlier death, resignation or removal or until his or her successor is duly elected or appointed.
SECTION 2.5 Directors of Kubota Holdings. Prior to the Effective Time, Kubota Holdings agrees to take or cause to be taken all such actions as are necessary to form (1) an audit committee consisting of three outside directors (Shintaro Asako (chairman), Dr. Shiro Mita and Robert Takeuchi), (2) a compensation committee consisting of three outside directors (Robert Takeuchi (chairman), Shintaro Asako and Eisaku Nakamura) and (3) a nominating committee consisting of three directors, of whom two are outside directors (Dr. Ryo Kubota (chairman), Dr. Shiro Mita and Eisaku Nakamura).

ARTICLE III
CANCELLATION AND CONVERSION
OF STOCK
SECTION 3.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of any of Acucela US, Kubota Holdings or US Merger Co:
(a)    Cancellation of Acucela US Stock. Each issued share of Acucela US Common Stock that is owned immediately prior to the Effective Time by Kubota Holdings, US Merger Co or any subsidiary of Acucela US shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in connection with such cancellation.
(b)    Conversion of Remaining Acucela US Shares. Each issued and outstanding share of Acucela US Common Stock (other than the shares of Acucela US Common Stock to be cancelled in accordance with Section 3.1(a) and other than Dissenting Shares (as defined in Section 3.3)) shall be cancelled and converted into the right to receive one validly issued, fully paid and nonassessable Kubota Holdings Common Share.
(c)    Treatment of Equity Awards.
(1) At the Effective Time, all unexpired, unexercised and outstanding options to purchase shares of Acucela US Common Stock (each an “Acucela US Option”) granted under the 2002 Stock Option/Restricted Stock Plan, the 2012 Equity Incentive Plan and the 2014 Equity Incentive Plan, as amended (the “Company Equity Plans”) shall be cancelled, and in exchange therefor, Kubota Holdings will issue stock acquisition rights (shinkabu yoyakuken) to purchase Kubota Holdings Common Shares (each an “Kubota Holdings Option”). Each such Kubota Holdings Option shall (1) be exercisable for the same number of Kubota Holdings Common Shares as such cancelled Acucela US Option, (2) have the same exercise price as such cancelled Acucela US Option, (3) be subject to the same vesting schedule as such cancelled Acucela US Option, (4) have the same material terms as such cancelled Acucela US Option (to the extent reasonably practicable under Japanese laws and regulations and not rendered inoperative by the application thereof after the Effective Time), and (5) not provide each holder of such cancelled

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Acucela US Option with any additional benefits not provided under such cancelled Acucela US Option. The substitution of each such Acucela US Option shall be completed in a manner that complies with Internal Revenue Code sections 409A and 424(a) so as to avoid imposition of additional taxes to the extent applicable.
(2) At the Effective Time all outstanding restricted stock units to acquire shares of Acucela US Common Stock (each an “Acucela US RSU”) shall be cancelled, and in exchange therefor, each holder of such Acucela US RSU will be awarded stock acquisition rights to purchase Kubota Holdings Common Shares (each a “One Yen RSU”). Each One Yen RSU shall (1) be exercisable for the same number of Kubota Holdings Common Shares as such cancelled Acucela US RSU, (2) have an exercise price of one (1) yen per Kubota Holdings Common Share, (3) be subject to the same vesting schedule as such cancelled Acucela US RSU, and (4) have material terms that are substantially similar to such cancelled Acucela US RSU (to the extent reasonably practicable under Japanese laws and regulations and not rendered inoperative by the application thereof after the Effective Time). The substitution of each such Acucela US RSU shall be completed in a manner that complies with Internal Revenue Code section 409A so as to avoid imposition of additional taxes to the extent applicable.
(3) At the Effective Time all outstanding shares of restricted stock of Acucela US (“Acucela US Restricted Stock”) shall be cancelled, and in exchange therefor, each holder of Acucela US Restricted Stock will be issued one share of Kubota Holdings Common Shares (“Kubota Holdings Restricted Stock”) for each share of Acucela US Restricted Stock. Each Kubota Holdings Restricted Stock shall be subject to restrictions that are substantially similar in all material respects to such Acucela US Restricted Stock (to the extent reasonably practicable under Japanese laws and regulations and not rendered inoperative by the application thereof after the Effective Time).
(4) Prior to the Effective Time, the Board of Directors of Acucela US shall adopt such resolutions and have taken all such other actions as may be reasonably necessary to terminate the Company Equity Plans.
SECTION 3.2 Payment Mechanics; Direct Registration of Kubota Holdings Shares.
(a)    Immediately following the Effective Time, US Merger Co shall deliver the Kubota Holdings Common Shares into which each share of Acucela US Common Stock was converted into pursuant to Section 3.1(b) to the holders of Acucela US Common Stock (other than holders of shares of Acucela US Common Stock to be cancelled in accordance with Section 3.1(a) and holders of Dissenting Shares). For the avoidance of doubt, the delivery of Kubota Holdings Common Shares contemplated by this Section 3.2(a) shall take place following the Forward Split, and each holder of Acucela US Common Stock (other than holders of shares of Acucela US Common Stock to be cancelled in accordance with Section 3.1(a) and holders of Dissenting Shares) shall be entitled to receive one Kubota Holdings Common Share for each share of Acucela US Common Stock held by such holder immediately prior to the Effective Time.

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(b)    Upon the listing of the Kubota Holdings Common Shares on the Tokyo Stock Exchange pursuant to Section 4(d) following the Effective Time, record ownership of the Kubota Holdings Common Shares which will be distributed in exchange for the issued and outstanding shares of Acucela US Common Stock in accordance with Section 3.1(b) shall be kept in uncertificated, book entry form, and any certificate representing such shares of Acucela US Common Stock shall automatically represent the right to receive the same number of Kubota Holdings Common Shares through the book-entry transfer system for stocks, etc. under the Act on Book-Entry of Company Bonds, Shares, etc. of Japan.
(c)    At the Effective Time, holders of Acucela US Common Stock will cease to be, and will have no rights as, shareholders of Acucela US, other than the right to receive: (i) any dividend or other distribution with a record date prior to the Effective Time that may have been declared or made by Acucela US on such shares of Acucela US Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and that remain unpaid at the Effective Time; and (ii) the Kubota Holdings Common Shares pursuant to Section 3.1(b). At the Effective Time, the stock transfer books of Acucela US shall be closed and from and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Acucela US Common Stock that were outstanding immediately prior to the Effective Time.
SECTION 3.3 Dissenters’ Rights. Notwithstanding any other provisions of this Agreement to the contrary, if dissenters’ rights are available to shareholders of Acucela US in connection with the transactions contemplated by this Agreement, any shares of Acucela US Common Stock held by a shareholder who is entitled to demand, and who has effectively demanded and not withdrawn or lost, such shareholder’s dissenters’ rights under the WBCA (the “Dissenting Shares”) shall not be converted into or represent a right to receive shares of Kubota Holdings Common Stock for such shareholder’s shares of Acucela US Common Stock set forth in Section 3.1, but in lieu thereof, such shareholder shall only be entitled to such rights as are provided by the WBCA. Notwithstanding the provisions of this Section 3.3, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s dissenters’ rights under the WBCA, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration for Acucela US Common Stock, as applicable, set forth in Section 3.1, without interest thereon.

ARTICLE IV
CONDITIONS PRECEDENT
The respective obligations of each party to effect the Merger are subject to the satisfaction (or waiver by mutual agreement of Acucela US and Kubota Holdings) of the following conditions:
(a)    The registration statement on Form S-4 filed with the Securities and Exchange Commission by Kubota Holdings (the “Registration Statement”) in connection with the offer and distribution of the Kubota Holdings Common Shares to be distributed pursuant to the Merger shall

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have become effective under the Securities Act of 1933, as amended, and no stop order with respect thereto shall be in effect.
(b) This Agreement shall have been adopted by the affirmative vote of a majority of the outstanding shares of Acucela US Common Stock entitled to vote on the matter.
(c)    The Forward Split shall have occurred.
(d)    The Kubota Holdings Common Shares to be distributed pursuant to the Merger shall have been authorized for listing on the Tokyo Stock Exchange.
(e)    Acucela US shall have provided Kubota Holdings with a certificate pursuant to Treasury Regulation Section 1.1445-2(b) stating that Acucela US is not a “foreign person” for purposes of Section 1445 of the Code.
(f)    Acucela US and Kubota Holdings shall each have received an opinion from Wilson Sonsini Goodrich & Rosati, P.C., dated as of the Effective Time, in form and substance reasonably satisfactory to each, to the effect that, on the basis of certain facts, representations and warranties set forth or referred to in such opinions, and subject to reasonable assumptions, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinions, such counsel shall be entitled to rely upon representations of officers of Acucela US, US Merger Co and Kubota Holdings (with such changes as are necessary, in the opinion of such counsel, to reflect any change in applicable law, regulation or official interpretation thereof occurring between the date hereof and the Effective Time).
(g)    Acucela US shall have received an opinion from Mori Hamada & Matsumoto, on the basis of representations and warranties set forth or referred to in such opinion, dated as of the Effective Time, and subject to reasonable assumptions, confirming the matters discussed under “Material Tax Considerations—Material Japanese Tax Considerations” in the Registration Statement.
(h)    None of the parties hereto shall be subject to any decree, order or injunction of any court of competent jurisdiction, whether in the U.S., Japan or any other country, which prohibits the consummation of the Merger.
(i)    Other than the filing of the Articles of Merger provided for under Article I, all material consents and authorizations of, filings or registrations with, and notices to, any governmental or regulatory authority required to consummate the Merger and the other transactions contemplated hereby, including without limitation any filings required under (i) applicable U.S. state securities and “Blue Sky” laws and (ii) applicable Japanese securities laws, shall have been obtained or made.
(j)    All consents of any third party required to consummate the Merger have been obtained.

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ARTICLE V
TERMINATION, AMENDMENT AND WAIVER
SECTION 5.1 Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after adoption of this Agreement by the shareholders of Acucela US, by action of the Board of Directors of Acucela US.
SECTION 5.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 5.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Acucela US, Kubota Holdings or US Merger Co.
SECTION 5.3 Amendment. This Agreement may be amended by the parties hereto at any time before or after any required approval or adoption by the shareholders of Acucela US of this Agreement or matters presented in connection with this Agreement; provided, however, that after any such approval or adoption, there shall be made no amendment requiring further approval or adoption by such shareholders under applicable law until such further approval or adoption is obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
SECTION 5.4 Waiver. At any time prior to the Effective Time, to the extent permitted by applicable law, the parties may waive compliance with any of the agreements or covenants contained in this Agreement, or may waive any of the conditions to consummation of the Merger contained in this Agreement. Any agreement on the part of a party to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE VI
COVENANTS
SECTION 6.1 Further Assurances. Each of Acucela US, US Merger Co and Kubota Holdings shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or reasonably appropriate to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions provided for herein.
SECTION 6.2 Tax Reporting. Neither Acucela US, Kubota Holdings nor US Merger Co has taken or will take any action or has failed to take or will fail to take any action, either before or after the Effective Time, that would cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Acucela US, Kubota Holdings and US Merger Co will not take any position on any federal, state, local or non-U.S. tax return, or take any other tax reporting position, that is inconsistent with the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

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SECTION 6.3 Withholding. Acucela US, Kubota Holdings, US Merger Co and their respective agents shall be entitled to deduct and withhold from the consideration otherwise deliverable under this Agreement, and from any other payments otherwise required pursuant to this Agreement, to any person, such amounts as may be required to be deducted and withheld with respect to any such deliveries and payments under the Code or any other applicable legal requirement. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the person in respect of which such deduction and withholding was made.

ARTICLE VII
GENERAL PROVISIONS
SECTION 7.1 Assignment; Binding Effect; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.
SECTION 7.2 Entire Agreement. This Agreement and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto.
SECTION 7.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington without regard to its rules of conflict of laws that would apply any other law.
SECTION 7.4 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all of the parties hereto.
SECTION 7.5 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.
SECTION 7.6 Severability. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement

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and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement.
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IN WITNESS WHEREOF, Acucela US, Kubota Holdings and US Merger Co have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.
ACUCELA INC.,
a Washington corporation
By:     /s/ Ryo Kubota
Name: Ryo Kubota, M.D., Ph.D.
Title: Chief Executive Officer

ACUCELA NORTH AMERICA INC.,
a Washington corporation
By:     /s/ Ryo Kubota
Name: Ryo Kubota, M.D., Ph.D.
Title: Chief Executive Officer

ACUCELA JAPAN KK,
a Japanese joint stock corporation
By:     /s/ Ryo Kubota
Name: Ryo Kubota, M.D., Ph.D.
Title: Chief Executive Officer

[Signature Page for Merger Agreement]